CERTIFICATE OF AMENDMENT OF THE
CERTIFICATE OF INCORPORATION
OF
GREEN DOLPHIN SYSTEMS CORPORATION
(previously known as Traveler's Infocenter, Inc.

The undersigned President of GREEN DOLPHIN SYSTEMS CORPORATION, a corporation organized and existing under the laws of the state of Delaware, pursuant to
Section 242 and 245 of the Delaware General Corporation Law, does hereby certify as follows:

1. The name of the corporation is Green Dolphin Systems Corporation, previously known as Traveler's Infocenter, Inc.

2. The Certificate of Incorporation of the corporation was originally filed with the Division of Corporations on August 24, 1995.

3. Article Four of the Certificate of Incorporation as previously amended is further amended to effect a One (1) share for Ten (10) share reverse split of the 5,13 0,600 outstanding common shares of the Company so that said 5,130,600 common shares will hereafter represent 513,060 such shares without changing the par value thereof, and to further describe incidents of ownership of common shares of the Corporation.

4. Accordingly, the text of the Certificate of Incorporation is hereby amended to read as follows:

FOURTH:     Authorized Shares.  The aggregate number of shares which the
Corporation shall have authority to issue is 100,000,000 shares of common stock (the "common stock") par value $.001. Common shares of the corporation shall carry with them no preemptive right to acquire other or additional shares of the corporation. There shall be no cumulative voting of shares.

Reverse Split of Common Shares. The 5,130,600 Common Shares outstanding on February 28, 2000 are hereby reverse split One (1) share for Ten (IO) shares so that said 5,130,600 common shares will hereafter represent 513,060 common shares of $.001 par value.

5. The aforesaid Amendment to the Certificate of Incorporation was adopted by a majority of the shares present in person or by proxy at a Special
Meeting of the Stockholders of the corporation on February 28, 2000 in accordance with the Certificate of Incorporation and bylaws of the corporation and Section 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, I, Nicholas Plessas, President of the Corporation, have subscribed this document and do hereby affirm, under penalty of perjury, that the statements contained herein have been examined by me and are true and correct this 28th day of February, 2000.

GREEN DOLPHIN SYSTEMS CORPORATION
(Previously known as Traveler's Infocenter, Inc.)
     /S/
Nicholas Plessas, President